Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Departure of Christopher Nagel,
Executive Vice President, North America
MARYSVILLE, Ohio (July 18, 2007) — The Scotts Miracle-Gro Company (NYSE:SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that Christopher L. Nagel, executive vice president of the Company’s North American consumer business, has decided to leave the Company effective immediately.
The Company emphasized that Nagel’s departure — along with the previously announced departure of former general counsel and corporate secretary David M. Aronowitz — was neither related to the Company’s performance nor concerns about its financial controls.
Chairman and Chief Executive Officer Jim Hagedorn will assume day-to-day responsibility of the North American business on an interim basis until a permanent replacement for Nagel is named. Hagedorn led the North American business from 1996 until 2001, when he was named CEO.
“I will miss the important contributions and strong voice that Chris brought to the Company, but I am confident our experienced team in North America will keep us on track for continued growth and success,” Hagedorn said. “While the management changes we announced this week mark a sad time for our Company, it is critical that we move ahead and remain focused on growing our business. Not only do I remain confident in the continued strength of ScottsMiracle-Gro, but I am equally confident that our team will remain focused on continuing to drive our business forward during this transition period.”

About ScottsMiracle-Gro

With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995:

Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors. Detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622